EXHIBIT 99.1



     Contango Announces $383 Million in LNG Financing and Updates Operations


     HOUSTON--(BUSINESS WIRE)--Dec. 19, 2005--Contango Oil & Gas Company (AMEX:MCF) announced today that Freeport LNG Development, L.P. ("FLNG"), in which Contango holds a 10% partnership interest, has closed a $383 million private placement note issuance. Contango also announced today recent developments in its Arkansas Fayetteville Shale Play and provided an update of the Company's drilling operations in Alabama and offshore Gulf of Mexico.
     The funds from the notes will be used to fund the construction of Phase I of FLNG's liquefied natural gas regasification terminal located near Freeport, Texas. Phase I will have a send-out capacity of 1.75 billion cubic feet per day ("Bcf/d"). Natural gas will be transported through a 9-mile pipeline to Stratton Ridge, Texas, a major point of interconnection with the Texas intrastate gas pipeline system. The terminal's Phase I capacity has been sold to ConocoPhillips (NYSE:COP) (1 Bcf/d) and The Dow Chemical Company (NYSE:DOW) (0.5 Bcf/d). Construction is expected to be completed by January 2008.
     The proceeds of the notes will also fund the development of a 7.5 Bcf gas storage salt cavern located at Stratton Ridge and a portion of the cost of an expansion of the LNG terminal. Phase II expansion of the LNG terminal includes a second LNG unloading dock and 0.5 Bcf per day of additional send-out capacity. Phase II capacity has been sold to MC Global Gas Corporation, a wholly-owned subsidiary of Mitsubishi Corporation and ConocoPhillips under long-term contracts. Expansion applications have been submitted to the FERC and other government agencies and assuming approval of these applications in mid-2006, Phase II capacity is expected to be available in 2009. Future expansions of the terminal which were included in the current applications are planned and will be constructed as additional capacity is sold. More information about the Freeport LNG receiving terminal and a more complete description of the financing may be found at www.freeportlng.com.
     Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "This financing represents a major step forward in the development and expansion of our investment in the Freeport LNG plant. We now believe the project will continue through Phase I development and initial Phase II expansion with no further significant funds likely being required from Contango."
     Mr. Peak continued, "In the Arkansas Fayetteville Shale Play, we and our partners have now acquired leases on approximately 40,000 acres. Recently, the Arkansas Oil & Gas Commission approved three 640-acre drilling units in Conway County, Arkansas that we estimate will allow our partnership to drill and operate approximately 20 horizontal wells. We are continuing to work towards spudding our first well in the first half of 2006. In addition, we have now been integrated into a total of 15 non-operated wells: three vertical natural gas wells that are producing, and 12 horizontal wells that are drilling or expected to be drilled over the next three months."
     Mr. Peak continued, "As reported in November, we had an oil discovery in the Smackover formation located in Escambia County Alabama. The first Smackover well is expected to begin production in the next several weeks. In addition, we successfully drilled a second well this month that is being completed and are drilling our third Smackover well."

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     "In the offshore, we expect to begin drilling our Grand Isle 72 ("Liberty")
and Eugene Island 10 ("Dutch") prospects in the first calendar quarter 2006.
Both prospects will be drilled under turn-key drilling contracts. We also are making plans to drill a Republic Exploration LLC ("REX")-generated prospect at West Delta 43 ("Skip Jack") and a farm-in at High Island A-279 ("Juice"). All four of these offshore prospects will be drilled by our wholly-owned subsidiary, Contango Operators, Inc. Our farm-out prospect at Main Pass 221 has been drilling for almost two months and we expect the operator will be able to log the well during the first quarter of 2006."
     Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico, the Fayetteville Shale in Arkansas, and onshore along the Gulf Coast. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com



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